Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-161172, 333-144065, 333-130389, 333-106652, 333-91584, 333-66450, 333-40172, 333-83943, 333-69981, 333-50847, and 333-50845 on Form S-8 of our reports dated March 15, 2010, relating to the financial statements and financial statement schedule of PC Connection, Inc. and the effectiveness of PC Connection, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of PC Connection, Inc. for the year ended December 31, 2009.

/s/  Deloitte & Touche LLP

Boston, Massachusetts

March 15, 2010